Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS UNAUDITED

FIRST QUARTER RESULTS

                                                CHICAGO, May 13 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $1,131,000 or 71 cents per diluted share for its first quarter ending March 29, 2008 compared to a net loss of $328,000 or 20 cents per diluted share for the same period in 2007.

                                                Sales declined $5,567,000, or 14 percent, to $34,512,000. All segments reported decreased sales except the Heating and Cooling segment which reported a 23% increase due to fan coil sales. The increased fan coil sales were due to a large commercial job and an increase in bidding activity resulting from the restructured sales representative network and the introduction of a web-based design and pricing program which aids our customers in the design of the systems. Sales in the Concrete, Aggregates and Construction Materials segment declined 30% as a result of lower concrete and aggregates volumes, a direct result of the decline in construction activity along the Front Range of Colorado, especially housing construction. The lower sales reported by the Evaporative Cooling segment was almost entirely due to sales in March, most likely due to the timing of orders which have been affected by a milder March 2008 compared to 2007. The decrease in the sales of the Door segment was primarily due to the timing of shipments as this segment’s backlog remains strong.

                                                The operating loss for the 2008 quarter increased from the 2007 level of $292,000 to $1,479,000, primarily due to the lower sales volumes in the Concrete, Aggregates and Construction Materials segment and the fixed nature of many of the costs of this segment.

                                                Interest expense increased as a result of higher average borrowings.

                                                CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 29, 2007 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	March 29, 2008	March 31, 2007

Sales	$34,512,000	$40,079,000

Operating loss	(1,479,000)	(292,000)
Interest	(330,000)	(213,000)
Other income	28,000	16,000

Loss before income taxes	(1,781,000)	(489,000)
Benefit from income taxes	(650,000)	(161,000)

Net loss	$(1,131,000)	$(328,000)

Basic and diluted loss per share	$(0.71)	$(0.20)
Average shares outstanding	1,599,000	1,604,000